Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-191702 and 333-199754 on Form S-3 and Registration Statement Nos. 333-179101 and 333-256980 on Form S-8 of our reports dated January 14, 2025, relating to the financial statements of Calavo Growers, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended October 31, 2024.

/s/ Deloitte & Touche LLP

Los Angeles, California

January 14, 2025